Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – April 28, 2015

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2015 Highlights:

●	Earnings per share increased 2% compared to first quarter 2014

●	Net interest income (tax-equivalent) increased 5% compared to first quarter 2014

●	Average loans increased $22.9 million or 6% compared to first quarter 2014

●	Annualized net charge-offs as a % of average loans were 0.11% compared to 0.17% in first quarter 2014

●	Nonperforming assets were 0.22% of total assets at March 31, 2015 compared to 0.81% a year earlier

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.51 per share, for the first quarter of 2015, compared to $1.8 million, or $0.50 per share, for the first quarter of 2014.

“The Company’s first quarter results reflect solid growth in net interest income and strong asset quality,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.9 million for the first quarter of 2015, an increase of 5% compared to the first quarter of 2014. This increase reflects management’s efforts to increase earnings by shifting the Company’s asset mix through loan growth, focusing on deposit pricing, and repaying higher-cost wholesale funding. Average loans were $400.2 million in the first quarter of 2015, an increase of $22.9 million or 6%, from the first quarter of 2014. Average deposits were $705.7 million in the first quarter of 2015, an increase of $27.4 million or 4%, from the first quarter of 2014.

Nonperforming assets were $1.8 million, or 0.32% of total assets, at March 31, 2015, compared to $1.7 million, or 0.21% of total assets, at December 31, 2014. The Company recorded no provision for loan losses for the first quarter of 2015, compared to a negative provision of $0.4 million for the first quarter of 2014. Provision expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs.

Noninterest income was $1.3 million for the first quarter of 2015, compared to $0.8 million in the first quarter of 2014. The increase was primarily due to an increase in income from bank-owned life insurance of $0.3 million related to non-taxable death benefits recognized in the first quarter of 2015 and an increase in net securities gains (losses) of $0.3 million due to other-than-temporary impairment charges recognized in the first quarter of 2014 related to available-for-sale, agency residential mortgage-backed securities the Company intended to sell at March 31, 2014 and subsequently sold in early April 2014.

Noninterest expense was $4.3 million in the first quarter of 2015, compared to $3.9 million in the first quarter of 2014. The increase was primarily due to an increase in prepayment penalties incurred on long-term debt. The Company incurred prepayment penalties of $0.4 million during the first quarter of 2015 when the company repaid $5.0 million of long-term debt with a weighted average interest rate of 3.59%, compared to none during the first quarter of 2014.

Income tax expense was $0.7 million for the first quarter of 2015 and 2014. The Company’s income tax expense for the first quarter of 2015 reflects an effective income tax rate of 26.40%, compared to 26.51% for the first quarter of 2014. The Company’s income tax expense is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities and bank-owned life insurance.

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Reports First Quarter Net Earnings/page 2

The Company paid cash dividends of $0.22 per share in the first quarter of 2015, an increase of 2.3% from the same period in 2014. At March 31, 2015, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $790 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger in Opelika and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets and our deposit liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

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Reports First Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2015	2014

Results of Operations
Net interest income (a)	$5,858	$5,594
Less: tax-equivalent adjustment	335	324
Net interest income (GAAP)	5,523	5,270
Noninterest income	1,321	756
Total revenue	6,844	6,026
Provision for loan losses	—	(400)
Noninterest expense	4,314	3,948
Income tax expense	668	657
Net earnings	$1,862	$1,821

Per share data:
Basic and diluted net earnings	$0.51	$0.50
Cash dividends declared	$0.22	$0.215
Weighted average shares outstanding:
Basic and diluted	3,643,365	3,643,161
Shares outstanding, at period end	3,643,378	3,643,173
Book value	$21.28	$18.74
Common stock price:
High	$25.25	$25.80
Low	23.15	23.20
Period-end	24.85	23.20
To earnings ratio	12.12	x	11.72	x
To book value	117%	124%
Performance ratios:
Return on average equity (annualized)	9.68%	11.11%
Return on average assets (annualized)	0.93%	0.96%
Dividend payout ratio	43.14%	43.00%
Other financial data:
Net interest margin (a)	3.15%	3.20%
Effective income tax rate	26.40%	26.51%
Efficiency ratio (b)	60.09%	62.17%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,251	$3,188
Other real estate owned	499	3,111
Total nonperforming assets	$1,750	$6,299

Net charge-offs	$114	$157

Allowance for loan losses as a % of:
Loans	1.19%	1.25%
Nonperforming loans	377%	148%
Nonperforming assets as a % of:
Loans and other real estate owned	0.44%	1.66%
Total assets	0.22%	0.81%
Nonperforming loans as a % of total loans	0.32%	0.84%
Net charge-offs (annualized) as a % of average loans	0.11%	0.17%
Selected average balances:
Securities	$264,268	$268,013
Loans, net of unearned income	400,161	377,322
Total assets	802,062	762,153
Total deposits	705,746	678,324
Long-term debt	11,550	12,217
Total stockholders’ equity	76,915	65,556
Selected period end balances:
Securities	$262,141	$279,989
Loans, net of unearned income	396,613	377,350
Allowance for loan losses	4,722	4,711
Total assets	790,224	773,333
Total deposits	698,336	687,088
Long-term debt	7,217	12,217
Total stockholders’ equity	77,544	68,284

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2015	2014

Net interest income, as reported (GAAP)	$5,523	$5,270
Tax-equivalent adjustment	335	324

Net interest income (tax-equivalent)	$5,858	$5,594